Filer:
  Company Data:
    Company Name:  Campbell Alternative Asset Trust

    IRS Number:  52-2238521
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-37548



                     CAMPBELL ALTERNATIVE ASSET TRUST
                        MONTHLY REPORT - JUNE 2002
                                -----------



                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (23,104.138 units) at May 31, 2002               $ 21,415,221
Additions of 678.118 units on June 30, 2002                           679,780
Redemptions of (30.273) units on June 30, 2002                        (30,347)
Offering Costs                                                        (17,425)
Net Income (Loss) - June 2002                                       1,763,024
                                                                 ------------

Net Asset Value (23,751.983 units) at June 30, 2002              $ 23,810,253
                                                                 ============

Net Asset Value per Unit at June 30, 2002                        $   1,002.45
                                                                 ============



                         STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                     $    325,026
    Change in unrealized                                              670,696

  Gains (losses) on forward contracts:
    Realized                                                        1,543,820
    Change in unrealized                                             (726,659)
  Interest income                                                      29,799
                                                                 ------------

                                                                    1,842,682
                                                                 ------------

Expenses:
  Brokerage fee                                                        75,067
  Performance fee                                                           0
  Operating expenses                                                    4,591
                                                                 ------------

                                                                       79,658
                                                                 ------------

Net Income (Loss) - June 2002                                    $  1,763,024
                                                                 ============



                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on June 30, 2002                        $   1,002.45

Net Asset Value per Unit on May 31, 2002                         $     926.90

Unit Value Monthly Gain (Loss) %                                        8.15%

Fund 2002 calendar YTD Gain (Loss) %                                    2.96%



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  Managing Owner
                                  Campbell Alternative Asset Trust

                                  Prepared without audit


Dear Investor,

Perseverance can be a virtue....

Strong performance in the month of June 2002 contributed to an excellent second quarter, and positive returns for the year to date.

All major U.S. equity indices made new cycle lows as domestic and international investor confidence was battered by reports of scandalous corporate leadership conduct. New revelations of accounting irregularities are now raising serious questions about the quality of reported results and the integrity of corporate governance at the highest echelons of the U.S. business community.

The long-awaited U.S. economic recovery looks sluggish at best, as positive manufacturing data was offset by a slowdown in construction spending.
Continued turmoil in the Middle East and Central Asia added to the uncertain near-term outlook, which is of particular concern with second quarter corporate earnings reports due in July.

In this troubled environment, the U.S. dollar lost ground against most major trading partners, while interest rate futures rose and stock indices declined. These three sectors contributed significantly to profits in June, while small losses were recorded in the metals and energy sectors.

It is satisfying to note that Campbell & Company's strong second quarter performance was achieved in extremely adverse economic and geopolitical circumstances. While equity markets normally thrive on stability and predictability, managed futures investments often thrive in adversity. This characteristic is at the very core of our investment style.

Sincerely,


Bruce Cleland
President & CEO